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Exhibit 10.10

PURCHASE AND SALE AGREEMENT

        This Purchase and Sale Agreement ("Agreement") is made and entered into on this 16th day of February 2005, by and between BMC, Ltd., a California limited partnership ("Seller") and BlackWell Energy Group, LLC, a Texas limited liability company ("Buyer").

        1.    Sale and Purchase of the Properties.    Subject to the terms and conditions herein set forth, Seller agrees to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller at the Closing (as hereinafter defined in Section 12.1), but effective as of 7:00 A.M. on February 1, 2005 ("Effective Date"), all of Seller's right, title and interest in and to the following:

          1.1   All oil, gas and mineral leases, and the leasehold estates created thereby, covering lands located in Grayson County, Texas, including, but not limited to, those oil, gas and mineral leases and the leasehold estates created thereby described in the attached Exhibit "A" (collectively, the "Leases"), and all of the lands covered by said Leases ("Lands"), together with corresponding interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Lands being a part thereof, all production from the pool or unit allocated to any such Lands; and all interests in any wells within the pool or unit associated with the Lands;

          1.2   All producing, non-producing, shut-in and abandoned oil and gas wells, salt water disposal wells, injection wells, and water wells located on the Leases or lands pooled or unitized therewith, including the wells described in Exhibit "B" and the proration units associated therewith ("Wells") and the locations for the PUD Leases (as defined in Section 10.2.7), also described in Exhibit "B", and all pipelines, personal property, equipment, fixtures, and improvements located on and appurtenant to the Leases and Lands or elsewhere insofar as they are used or obtained in connection with the operation of the Leases or relate to the production, treatment, sale, or disposal of hydrocarbons or water produced from the Leases or Lands or attributable thereto (the "Facilities");

          1.3   Farmout and farmin agreements, operating agreements, production sales and purchase contracts, saltwater disposal agreements, surface leases, division and transfer orders, and to the extent transferable by Seller without material restrictions under third party agreements, all other contracts, contractual rights, interests and other agreements covering or affecting any or all of the interests described or referred to above ("Contracts");

          1.4   All easements, rights-of-way, licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connection with, any or all of the above described interests (the "Easements");

          1.5   All oil, condensate, natural gas, natural gas liquids, and other minerals produced after the Effective Date attributable to Seller's interest in the Properties.

          1.6   All environmental and other governmental (whether federal, state or local) permits, licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Facilities (the "Permits").

          1.7   To the extent transferable without material restriction or payment of a transfer or licensing fee under third party agreements, all of Seller's right, title and interest in and to all books, files, records, correspondence, studies, surveys, reports, geologic, proprietary geophysical and seismic data (including, raw data and any interpretative data or information relating to such geologic, geophysical and seismic data) and other data in the actual possession or control of Seller and relating to the operation of the Leases, Lands and Facilities, including without limitation, all title records, customer lists, supplier lists, sales materials, promotional materials, operational records, technical records, production and processing records, division order and lease right-of-way files, accounting files and contract files (the "Records").

          1.8   All of the above real and personal properties, rights, titles, and interests described in Sections 1.1 through 1.7 above, subject to the limitations and terms expressly set forth herein and in the Exhibits "A" and "B" attached hereto, are hereinafter collectively called the "Properties" or, individually, the "Property".

        2.    Purchase Price.    The total purchase price for all of Seller's interest in the Properties shall be FORTY-FIVE MILLION DOLLARS ($45,000,000.00) (the "Purchase Price"), subject to any applicable adjustments as hereinafter provided.

          2.1    Earnest Money.    Upon execution of this Agreement, Buyer shall tender to Seller by wire transfer ONE MILLION DOLLARS ($1,000,000.00) as an initial performance deposit ("Initial Deposit"), and no later than February 28, 2005 Buyer shall tender to Seller by wire transfer an additional ONE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($1,250,000.00) (the "Subsequent Deposit"), both of which deposits shall be retained by Seller if Closing occurs and credited against the Purchase Price. If the Closing does not occur under this Agreement as a result of any breach of this Agreement by Buyer, Seller shall be entitled, to retain the Initial and Subsequent Deposits (and the Additional Deposit referred to in Section 12.1 in the event Buyer elects to extend the Closing Date to March 31, 2005) as liquidated damages, not as a penalty. However, if the Closing does not occur through no fault of Buyer, the Initial, and if paid, the Subsequent and Additional Deposit will be refunded, without interest (other than interest earned in an escrow account) to Buyer. If Buyer fails to make the Subsequent Deposit by February 28, 2005 and Buyer has not previously elected to terminate this Agreement pursuant to the provisions of Section 18.2(a) or (b) hereof, this Agreement shall automatically terminate and Seller shall retain the Initial Deposit as liquidated damages, not as a penalty. The Subsequent Deposit and the Additional Deposit, if one is made, shall be deposited in an interest bearing escrow account at Chicago Title, Santa Barbara, California to be held and disbursed in accordance with the terms of this Agreement.

Buyer's Initials	Seller's Initials

        3.    Adjustments to Purchase Price.    The Purchase Price shall be adjusted as follows:

          3.1    Increases in Purchase Price.    The Purchase Price shall be increased by an amount equal to the sum of the following amounts:

            3.1.1 The amount of costs and expenses actually paid by Seller related to operating, producing and maintaining the Properties from the Effective Date to the Closing Date, including, without limitation, such capital expenditures as are permitted by Section 6.1, plus a fixed overhead charge of $50,000 per month.

            3.1.2 The amount of all prepaid expenses, including, without limitation, ad valorem, property and similar taxes and assessments based upon or measured by ownership of the Properties and attributable to periods of time after the Effective Date.

            3.1.3 As to Wells or PUD Leases in which Seller's Net Revenue Interest (as defined in Section 10.2.3 below) is determined to be greater than the decimal interest noted in Exhibit "B" with no greater than a proportional increase in Seller's Working Interest, an amount determined in accordance with Section 10.4.1.

            3.1.4 The value of all merchantable, clean oil and other products in tanks above the pipeline sales connection at the Effective Date that is credited to the Properties, such value to be the market or, if applicable, the contract price in effect as of the Effective Date, less any applicable severance taxes and royalties.

          3.2    Decreases in Purchase Price.    The Purchase Price shall be decreased by an amount equal to the sum of the following amounts:

            3.2.1 The amount of all proceeds received by Seller, including, without limitation, proceeds from the sale of production, net of all applicable taxes and royalties actually paid, attributable to the Properties for periods of time after the Effective Date, which proceeds shall be for the account of Buyer, but excluding, however, such proceeds from all production prior to the Effective Date, which proceeds shall be for the account of Seller.

            3.2.2 An amount equal to all ad valorem, property, and similar taxes and assessments based upon or measured by Seller's ownership of the Properties that are unpaid as of the Closing Date and attributable to periods of time prior to the Effective Date.

            3.2.3 Any amount determined in connection with uncured Title Defects as provided for in Section 10 below.

            3.2.4 Any amount determined in connection with Adverse Environmental Conditions as provided for in Section 19.7.1 and/or 19.7.2 below.

        4.    Representations and Warranties of Seller.    Seller represents and warrants to Buyers as follows:

          4.1    Organization.    Seller is a California limited partnership duly organized, validly existing and in good standing under the laws of the state of California and is in good standing and duly qualified to do business in the State of Texas.

          4.2    Authority.    Seller has full power and authority and has taken, all requisite action, corporate or otherwise, to authorize Seller to carry on Seller's business as presently conducted, to own the Properties, to enter into this Agreement and to perform Seller's obligations under this Agreement. Neither the execution and delivery of this Agreement nor the performance of Seller's obligations hereunder will (i) violate its articles of incorporation or bylaws or (ii) violate or constitute a default under any law, regulation, contract, agreement, consent, decree or judicial order by which Seller is bound.

          4.3    Enforceability.    This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms. At the Closing, all documents required hereunder to be executed and delivered by Seller shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Seller enforceable in accordance with the respective terms.

          4.4    Contracts.    Schedule 4.4 hereto sets out a description of (a) all of the unit agreements, farmout agreements, pooling agreements, pooling designations, unit operating agreements and operating agreements governing or relating to Wells and PUD Leases, (b) all of the production sales, marketing and processing agreements relating to the Wells and PUD Leases, and (c) any contracts or agreements (other than contracts for utility services) burdening the Properties which could reasonably be expected to obligate Seller to expend in excess of $50,000 in any calendar year (collectively, "Material Contracts"). The material terms of all Leases, operating agreements, production sales contracts, farmout agreements and other contracts or agreements respecting the Properties can be found either of record in the counties in which the Properties are located or in Seller's files, and Seller has received no notice of its default under any of said contracts. Such contracts (including the Leases) are in full force and effect and have not been modified or amended and Seller is not in default in any material respect under such contracts.

          4.5    Preferential Purchase Rights/Consents.    Seller represents and warrants that except as set forth in Exhibit "D" there are no (a) consents and approvals required to be obtained for or (b) preferential purchase rights exercisable in connection with, the assignment of any material Properties to Buyer, and except as set forth on Exhibit "D" and except with respect to seismic data there are no material restrictions on the transfer of, or the requirement of the payment of a transfer or licensing fee with respect to, any of the Material Contracts.

          4.6    Litigation and Claims.    Seller represents and warrants that no claim, demand, filing, cause of action, administrative proceeding lawsuit or other litigation is pending or, to its knowledge, threatened with respect to Seller that could now or hereafter materially adversely affect the ownership, operation or value of the Properties or any of the Wells or PUD Leases.

          4.7    Finder's Fees.    Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect to this transaction for which Buyer shall have any responsibility whatsoever. Seller shall indemnify and hold Buyer harmless from and against all claims, demands, suits, actions or causes of action whatsoever arising from any allegation by a broker, finder or other intermediary that it is entitled to a commission, finder's fee or other compensation as a result of having dealt with Seller.

          4.8    Sale Contracts.    Except with respect to that certain Farmout Option Agreement dated as of April 1, 2004 between Venoco, Inc and H&S Production Company for certain lands south of the current producing area and outside of the existing Units, there are no contracts or options outstanding for the sale, exchange or transfer of the Properties or any portion thereof.

          4.9    Notices.    Seller has received no notice which has not heretofore been complied with, of any violation of laws, rules, regulations (federal, state and local) issued with respect to the Properties.

          4.10    Condemnation Proceedings.    There are no condemnation or eminent domain proceedings pending with respect to any of the Properties or any portion thereof.

          4.11    Imbalances.    To the best of Seller's knowledge, there are no gas or other hydrocarbon production, pipeline; transportation or processing imbalances existing as of the Effective Date with respect to any of the Properties; however should it be determined that a production or pipeline imbalance does exist, Seller will assume and indemnity Buyer for all liabilities and/or will assume all benefits associated with any such imbalance.

          4.12    Property Obligations.    All rentals, royalties, shut-in royalties, overriding royalties and other payments due pursuant to or with respect to the Leases have been properly paid, except for such failures to pay which could not be reasonably be expected to have a material adverse effect on the ownership, use or value of any of the Wells or PUD Leases ("Material Adverse Effect").

          4.13    Property Operation.    The Wells have been drilled, completed, operated, developed and produced in material compliance with all applicable judgments, orders, laws, rules and regulations and all necessary certificates, consents, permits, licenses and other governmental authorizations which are material to the ownership, use or operation of the Properties have been obtained and are in force.

          4.14    Take-or-Pay.    Seller is not obligated, under a take-or-pay or similar arrangement, or by virtue of an election to non-consent, or not participate in a past or current operation on the Properties pursuant to the applicable operating agreements, to produce hydrocarbons, or allow hydrocarbons to be produced, without receiving full payments at the time of delivery in an amount that corresponds to the net revenue interest in the hydrocarbons described in Exhibit B.

          4.15    Taxes.    All taxes based on or measured by the ownership of Property, the production or removal of hydrocarbons and the receipt of proceeds which are due and relating to the Properties have been properly paid.

          4.16    Timely Receipt.    Seller is timely receiving its share of proceeds from the sale of hydrocarbons produced from the Properties without suspense, counterclaim or set-off except for immaterial amounts. There has been no production of hydrocarbons from the Properties in excess of the allowable production established pursuant to applicable state or federal law or regulation that would result in any material restriction on production from the Leases subsequent to the Effective Time.

          4.17    Timely Payment.    Seller has paid its share of all costs payable by it under all material contracts and agreements, except those being contested in good faith.

          4.18    Outstanding Obligations.    Except as otherwise described in Schedule 4.18 hereof, there are no outstanding authorizations for expenditures or any written commitments or proposals to conduct operations on the Properties.

          4.19    Compliance.    The Properties have been operated in material compliance with all applicable laws, regulations, orders, judgments, licenses and permits concerning the prevention, abatement or elimination of pollution and the protection of the environment and there is no circumstance which could reasonably be expected to (i) materially interfere with such continued compliance, (ii) give rise to material liability, (iii) form the basis for any material claim, suit, relief or investigation, or (iv) require a material change in the present condition or operation of the Properties.

          4.20    Leases.    All of the Leases upon which the Wells are located and all of the Leases which have been pooled or unitized with the Leases upon which the Wells are located are described on Exhibit "A". All of the PUD Leases are described on Exhibit "B".

          4.21    Material Differences.    The Lease Operating Expense and Revenue statements for the Properties provided by Seller to Buyer accurately reflect the lease operating expenses incurred by Seller and the revenues received by Seller for the periods covered in the statements in all material respects.

          4.22    Lake Texoma Well Sites.    Those certain Well site locations constructed upon the Lands and which extend into Lake Texoma (the "Lake Texoma Well Sites") are to the best of Seller's knowledge in good repair, were constructed and have been maintained in compliance with applicable permits or other authorizations issued therefor, and are free of significant erosion or subsidence.

        5.    Representations and Warranties of Buyer.    Buyer represents and warrants to Seller that:

          5.1    Organization.    Buyer is a Texas limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization and is qualified to do business and is in good standing under the laws of the State of Texas.

          5.2    Authority.    Buyer has full power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Properties on the terms described in this Agreement and to perform its obligations under this Agreement. Neither the execution and delivery of this Agreement nor the performance of Buyer's obligations hereunder will (i) violate its articles of incorporation or bylaws or membership agreement; or (ii) violate or constitute a default under any law, regulation, contract, agreement, consent, decree or judicial order by which Buyer or any of its directors, officers or members are bound:

          5.3    Enforceability.    This Agreement has been duly executed and delivered on behalf of Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms. At the Closing, all documents required hereunder to be executed and delivered by Buyer shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with the respective terms.

          5.4    Basis of Buyer's Decision.    Buyer represents that by reason of its knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has evaluated the merits and risks of purchasing the Properties from Seller and has formed an opinion based solely on Buyer's knowledge and experience and not on any representations or warranties by Seller which are not contained in this Agreement. Buyer further represents that it has performed, or will perform before Closing, such review and due diligence with respect to the Properties, as will enable it to make an informed and knowledgeable decision with respect to the purchase of the Properties under the terms of this Agreement.

          5.5    Finder's Fees.    Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect to this transaction for which Seller shall have any responsibility whatsoever. Buyer shall indemnify and hold Seller harmless from and against all claims, demands, suits, actions or causes of action whatsoever arising from any allegation by a broker, finder or other intermediary that it is entitled to a commission, finder's fee or other compensation as a result of having dealt with Buyer.

        6.    Covenants of Seller.

          6.1    Conduct of Business Pending Closing.    Seller covenants that from the date hereof to the Closing Date, except (a) as provided herein, (b) as required by any obligation, agreement, lease, contract, or instrument referred to on any Exhibit hereof, or (c) as otherwise consented to in writing by Buyer, Seller will:

            6.1.1 Not (a) act in any manner with respect to the Properties other than in the normal, usual and customary manner, consistent with prior practice; (b) dispose of, encumber or relinquish any of the Properties (other than relinquishments resulting from the expiration of leases that Seller has no right or option to renew); (c) waive, compromise or settle any material right or claim with respect to any of the Properties; or (d) make capital or workover expenditures with respect to the Properties in excess of $25,000 in any single instance or $250,000 in the aggregate or except when required by an emergency when there shall have been insufficient time to obtain advance consent. Seller will promptly notify Buyer of any such emergency expenditures.

            6.1.2 Use its best efforts to preserve relationships with all third parties having business dealings with respect to the Properties.

            6.1.3 Cooperate with Buyer in the notification of all applicable governmental regulatory authorities of the transactions contemplated hereby and cooperate with Buyer in obtaining the issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own and operate the Properties following the consummation of the transactions contemplated by this Agreement.

            6.1.4 Notify Buyer of the discovery by Seller that any representation or warranty of Seller contained in the Agreement is or becomes untrue or will be untrue on the Closing Date.

            6.1.5 Use its reasonable best efforts to cause Buyer to be designated as the successor operator to Seller with respect to all Properties currently operated by Seller.

            6.1.6 Until Closing maintain all insurance now in force with respect to the Properties. Schedule 6.1.6 sets out all insurance currently in force with respect to the Properties.

            6.1.7 Use its reasonable efforts to obtain the consent of Western GECO Holdings L.L.C. ("Western GECO") to the transfer to Buyer at Closing of the Data Use License between Western GECO and Venoco, Inc. dated December 8, 2000; provided that in no event shall Seller be obligated to pay or incur any transfer or consent fees in connection with the transfer of the license to Buyer.

          6.2    Access.    Seller shall afford to Buyer and its authorized representatives reasonable access, at Buyer's sole risk and expense, from the date hereof until the Closing Date during normal business hours, to (a) the Properties operated by Seller, provided, however, that Buyer shall indemnify and hold harmless Seller from and against any and all losses, costs, damages, obligations, claims, liabilities, expenses and causes of action (collectively "Claims") arising from Buyer's inspection of the Properties, including, without limitation, claims for personal injuries, property damage and reasonable attorneys' fees, but excluding claims arising from Seller's gross negligence or willful misconduct, and (b) Seller's operating, accounting, contract, corporate and legal files, records, materials, data and information regarding the Properties ("Data"); provided however, that Data shall not include (i) any legal materials the disclosure of which Seller determines would jeopardize the assertion of a privilege in ongoing or anticipated litigation with third parties, or (ii) information, the disclosure of which would violate any confidentiality agreement to which Seller is bound.

          6.3    Closing Conditions.    Seller shall cause all the representations and warranties of Seller contained in this Agreement to be true and correct in all material respects on and as of the Closing Date. To the extent the conditions precedent to the obligations of Buyer are within the control of Seller, Seller shall cause such conditions to be satisfied on or prior to the Closing Date, and to the extent the conditions precedent to the obligations of Buyer are not within the control of Seller, Seller shall use its best efforts to cause such conditions to be satisfied on or prior to Closing Date.

        7.    Covenants of Buyer.

          7.1    Closing Conditions.    Buyer shall cause all of the representations and warranties of Buyer contained in this Agreement to be true and correct on and as of the Closing Date. To the extent the conditions precedent to the obligations of Seller are within the control of Buyer, Buyer shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Seller are not within the control of Buyer, Buyer shall use its best efforts to cause such conditions to be satisfied on or prior to the Closing Date.

        8.    Conditions Precedent to the Obligations of Seller.    The obligations of Seller to be performed at the Closing are subject to the fulfillment (or waiver by Seller in its sole discretion), before or at the Closing, of each of the following conditions:

          8.1    Representations and Warranties.    The representations and warranties by Buyer set forth in this Agreement shall be true and correct in all material respects at, and as of the Closing as though made at and as of the Closing; and Buyer shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by it at or prior to Closing.

          8.2    No Litigation.    There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement or seeking substantial damages against Seller in connection therewith.

          8.3    Consents.    All consents and approvals required to be obtained for the assignment of the Properties to Buyer shall have been obtained by Seller or waived by Buyer or shall have expired without being exercised and have therefore been waived, except for those consents and approvals which are customarily obtained after closing.

        9.    Conditions Precedent to the Obligations of Buyer.    The obligations of Buyer to be performed at the Closing are subject to the fulfillment (or waiver by Buyer in its sole discretion), before or at the Closing, of each of the following conditions:

          9.1    Representations and Warranties.    The representations and warranties by Seller set forth in this agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; and Seller shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by it at or prior to Closing.

          9.2    No Litigation.    There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement or seeking substantial damages against Buyer in connection therewith.

          9.3    Consents:    All consents and approvals required to be obtained for the assignment of the Properties to Buyer shall have been obtained by Seller or waived by Buyer or shall have expired without being exercised and have therefore been waived, except for those consents and approvals which are customarily obtained after closing.

          9.4    Release of Liens.    All mortgages, liens, deeds of trust and other security interest burdening the Properties which secure indebtedness of Seller or any of its affiliates shall be released at or before Closing.

        10.    Title Matters.

          10.1    Title Adjustment.    There shall not exist at Closing any uncured Title Defects which exceed the Title Basket Value (as defined in Section 10.5.2 below) unless adjustments therefor have been made pursuant to the further terms of this Agreement or Buyer has elected to waive any such Title Defects. Buyer shall notify Seller in writing of any claimed Title Defects no later than March 10, 2005 ("Title Defects Notice"). The Title Defects Notice shall set forth in reasonable detail (a) the Well, PUD and/or Lease with respect to which a claimed Title Defect is made, (b) the nature of such claimed Title Defect, and (c) Buyer's calculation of the value of each claimed Title Defect in accordance with the guidelines set forth in Section 10.4. Any Title Defect that is not identified in the Title Defects Notice shall thereafter be forever waived and expressly assumed by Buyer and shall be deemed to have become a Permitted Encumbrance.

          10.2    Certain Defined Terms:    As used in this Agreement, the following terms have the following meanings:

            10.2.1 "Good and Defensible Title" means such title to the Properties that (a) entitles Seller to receive not less than the Net Revenue Interests in all oil, gas, condensate and related hydrocarbons produced from the Wells and PUD Leases described in Exhibit B and (b) obligates Seller to bear not more than the Working Interests in the Wells and PUD Leases as set forth in Exhibit B (unless there is a corresponding increase in the Net Revenue Interests) and (ii) is free and clear of all liens and encumbrances, except for Permitted Encumbrances.

            10.2.2 "Title Defect" shall mean, with respect to Seller's title to the Properties, any lien, mortgage, claim, charge, defect, or other encumbrance which renders Seller's title to such Properties less than Good and Defensible Title.

            10.2.3 "Net Revenue Interest" shall mean Seller's interest in and to all production of oil, gas and other minerals saved, produced and sold from any Well or PUD after giving effect to all valid lessor's royalties, overriding royalties, production payments, carried interests, liens and other encumbrances or charges against production therefrom.

            10.2.4 "Working Interest" shall mean, with respect to the Wells and PUD Leases Seller's interest in and to the full and entire leasehold estate created under and by virtue of the Leases and all rights and obligations of every kind and character appurtenant thereto or arising therefrom, without regard to any valid lessor's royalty, overriding royalties, production payments, carried interests, liens, or other encumbrances or charges against production therefrom insofar as such interest in said leasehold estate is burdened with the obligation to bear and pay costs of operations.

            10.2.5 "Permitted Encumbrances" shall mean:

              (a)   Lessors' royalties, overriding royalties reversionary interests and similar burdens if the cumulative effect of the burdens does not operate to reduce the Net Revenue Interest of Seller in a Well or PUD below the Net Revenue Interest for such Well or PUD set forth in Exhibit B or operate to increase Seller's Working Interest in a Well or PUD to more than the Working Interest for such Well or PUD set forth in Exhibit B;

              (b)   Division orders and sales contracts terminable without penalty upon no more than 90 days notice to the purchaser;

              (c)   Required third party consents to assignment and similar agreements with respect to which waivers or consents are obtained from the appropriate parties;

              (d)   Materialman's, mechanic's, repairman's employee's, contractor's, operator's, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business or if delinquent, that are being contested in good faith by appropriate action of which Buyer is notified in writing before Closing and for which Seller indemnifies Buyer subsequent to Closing;

              (e)   All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

              (f)    Easements, rights-of-way, servitudes, permits, surface leases other rights in respect of surface operations that do not materially interfere with oil and gas operations to be conducted on any Well, PUD or Lease;

              (g)   All operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations affecting the Properties that are contained in Seller's files and which do not reduce the interest of Seller with respect to oil and gas produced from any Well or PUD below the Net Revenue Interest set forth in Exhibit B; or increase Seller's Working Interest in such Well or PUD to more than the Working Interest set forth in Exhibit B for such Well or PUD (unless there is a corresponding increase in the Net Revenue Interest);

              (h)   Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

              (i)    All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Properties in any manner, and all applicable laws, rules and orders of governmental authority;

              (j)    The terms and conditions of the Leases, and of all agreements that are contained in Seller's files and which do not reduce the interest of Seller with respect to oil and gas produced from any Well or PUD Leases below the Net Revenue Interest set forth in Exhibit B for such Well or PUD; or increase Seller's working Interest in such Well or PUD to more than the Working Interest set forth in Exhibit B for such Well or PUD (unless there is a corresponding increase in the Net Revenue Interest);

              (k)   All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Properties which individually or in the aggregate are not such as to interfere materially with the operation, value or use of any of the Properties, do not prevent Buyer from receiving the proceeds of production from any of the Wells or PUD Leases and which do not reduce the interest of Seller with respect to oil and gas produced from any Well or PUD below the Net Revenue Interest set forth in Exhibit B for such Well or PUDs, or increase Seller's working Interest in such Well or PUD to more than the Working Interest set forth in Exhibit B for such Well or PUD (unless there is a corresponding increase in the Net Revenue Interest); and

              (l)    Any Title Defects Buyer may have expressly waived in writing or which are deemed to have become Permitted Encumbrances under Section 10.1

            10.2.6 "Defect Value" shall mean the amount which is determined in accordance with Section 10.4 below with respect to each Title Defect which is accepted by Seller or determined to be a Title Defect pursuant to Section 10.2.

            10.2.7 "PUD Leases" shall mean the Leases as to which locations have been identified by Buyer for wells to develop proved undeveloped reserves and the Land associated therewith as identified on Exhibit "B". Seller has not made (and does not make herein) any representations respecting the existence or location of proved undeveloped reserves.

          10.3    Determination of Title Defects and Defect Values.    Within three (3) business days after Seller's receipt of the Title Defects Notice, Seller shall notify Buyer whether Seller agrees with Buyer's claimed Title Defects and/or the proposed Defect Values therefor ("Seller's Response"). If Seller does not agree with any claimed Title Defect and/or the proposed Defect Value therefor, then the parties shall enter into good faith negotiations and shall attempt to agree on such matters. If the parties cannot reach agreement concerning either the existence of a Title Defect or a Defect Value prior to Closing, upon either party's request, the parties shall submit said dispute to a mutually acceptable attorney experienced in title examination in the state in which the Property affected by the claimed Title Defect is located to resolve all points of disagreement relating to Title Defects and Defect Values; provided, however, that if at any time any consultant so chosen fails or refuses to perform hereunder, a new consultant shall be chosen by the parties. The cost of any such consultant shall be borne 50% by Seller and 50% by Buyer. Each party shall present a written statement of its position on the Title Defect and/or Defect Value in question to the consultant within three (3) business days after the consultant is selected, and the consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) business days of receipt of such position statements. The determination by the consultant shall be conclusive and binding on the parties, and shall be enforceable against any party in any court of competent jurisdiction. If necessary, the Closing Date shall be deferred only as to those Properties affected by any unresolved disputes regarding the existence of a Title Defect and/or the Defect Value until the consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities with respect to any such Properties having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless Seller and Buyer mutually agree to the contrary, the Closing Date shall not be deferred in any event for more than thirty (30) days beyond the original

  Closing Date. All Properties as to which no such dispute(s) exist shall be conveyed to Buyer subject to the terms of this Agreement at Closing. Once the consultant's determination has been expressed to both parties, Seller shall have five (5) business days in which to advise Buyer in writing which of the options available to Seller under Section 10.4 below Seller elects regarding each of the Properties as to which the consultant has made a determination.

          10.4    Calculation of Defect Value.

            10.4.1 If a Title Defect is based upon Buyer's notice that Seller owns a lesser interest, or the notice is from Seller to Buyer to the effect that Seller owns a greater interest than that shown on Exhibit "B" (a "Title Benefit"), then the Purchase Price shall be reduced or increased, as appropriate, by an amount equal to the product of (1) the allocated value of the Property affected as set forth in Exhibit "B" and (2) a fraction, the numerator of which is the amount of lesser or greater interest set forth in the notice and the denominator of which is the respective interest set forth on Exhibit "B".

            10.4.2 In the event a third party exercises an applicable preferential right of purchase, the Purchase Price shall be reduced by the amount allocated to the affected Property as set forth on Exhibit "B" or a proprata portion thereof calculated in accordance with Section 10.4.1 above if the preferential right affects less than 100% of a Property, and Closing shall occur as to the remainder of the Properties, if any.

            10.4.3 If a Title Defect is a lien, encumbrance or other charge upon a Property which is liquidated in amount, then the adjustment shall be the sum necessary to be paid to the obligee to remove the Title Defect from the affected Property, and Buyer shall pay such sum to obligee at Closing. However, Seller reserves the right to retain the obligation of this Title Defect and elect to challenge the validity of any such Title Defect or any portion thereof, and Buyer shall extend reasonable cooperation to Seller in such efforts at no risk or expense to Buyer. If a Title Defect represents an obligation or burden upon the affected Property for which the economic detriment to Buyer is not liquidated but can be estimated with reasonable certainty, the adjustment shall be the sum Seller and Buyer mutually agree upon as necessary to compensate Buyer at Closing for the adverse economic effect which such Title Defect will have on the affected Property. If the parties cannot reach an agreement as to the amount of such adverse economic effect, then such dispute shall be resolved in the manner set forth in Section 10.3 hereof.

          10.5    Remedies for Title Defect.    Seller shall have the right, but not the obligation, to cure any Title Defect accepted by Seller or determined to be a Title Defect pursuant to Section 10.2 above. With respect to any Title Defect that Seller elects not to cure or that Seller fails to cure at or prior to Closing, Buyer shall have the option to:

            10.5.1 exclude the Property subject to the Title Defect from this Agreement, in which event the Purchase Price shall be reduced by the value allocated to the affected Property as set forth on Exhibit "B" or

            10.5.2 purchase the Property subject to such Title Defect from Seller, and the Purchase Price shall be reduced by the Defect Value for such Title Defect; provided, however, no downward adjustment of the Purchase Price on account of Title Defects shall occur unless the aggregate amount of the Defect Values determined in accordance with this Section 10 exceeds $450,000 ("Title Basket Value") and the amount of downward adjustment shall be the aggregate amount of Defect Values counted from the first dollar.

          10.6    Calculation of Basket Value.    In calculating the aggregate amount of Defect Values for purposes of determining whether the Title Basket Value has been achieved, the value of all Title Benefits shall be offset and netted against the value of all Title Defects and vice versa and no adjustments to the Purchase Price shall occur (either upwards or downwards) unless the aggregate net value of Title Defects or Title Benefits, as the case may be, exceeds the basket value of $450,000, after which the aggregate amount of such net values shall be counted from the first dollar to adjust the Purchase Price upwards or downwards.

          10.7    Termination as a Remedy.    In the event the aggregate sum of the Defect Values exceeds ten percent (10%) of the Purchase Price (as adjusted for the exercise of any preferential rights to purchase under Section 10.4.2 hereof), either Buyer or Seller may elect to terminate this Agreement, in which case neither party shall have any further liability or obligation to the other hereunder except as to (i) the return of the Deposit to Buyer and (ii) all obligations imposed by any confidentiality agreement, which shall survive such termination and be enforceable in accordance with the terms thereof.

        11.    Suspense Funds Held by Seller.    Within 90 days after the Closing, Seller shall provide to Buyer a listing showing all proceeds from production attributable to the Properties that are currently held in suspense and shall transfer to Buyer all such suspended proceeds ("Buyer's Suspense Accounts"). Buyer shall be responsible for proper distribution of all Buyer's Suspense Accounts to the parties lawfully entitled to them, and hereby agrees to indemnify, defend, and hold harmless Seller from and against any and all losses arising out of or relating to Buyer's retention or distribution of such suspended proceeds.

        12.    Closing.

          12.1    The Closing.    The purchase and sale of the Properties pursuant to this Agreement shall be consummated ("Closing") in Denver, Colorado at the offices of Seller on March 15, 2005 ("Closing Date"), but effective as of the Effective Date; provided that at Buyer's option the Closing Date may be extended to March 31, 2005 by the payment to Seller of an additional deposit of TWO MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($2,250,000.00) (the "Additional Deposit"). If Closing is not consummated by March 15, 2005 (or March 31, 2005 in the event the Additional Deposit is timely made) due to Buyer's failure to satisfy one or more of the conditions to Closing, this Agreement shall terminate and Seller shall retain the Initial Deposit and the Subsequent Deposit (and the Additional Deposit if one is made) as liquidated damages.

          12.2    Closing Obligations.    At Closing the following events shall occur, each event under the control of one Party hereto being a condition precedent to the events under the control of the other Party, and each event being deemed to have occurred simultaneously with the other events:

            12.2.1 Seller shall execute and deliver to Buyer, and Buyer shall execute and receive, one or more instruments of assignment, in substantially the form of the Assignment set forth as Exhibit "C" hereto ("Assignment").

            12.2.2 Buyer shall deliver to Seller, in immediately available funds (wire transfer) a preliminary amount which shall be that amount estimated in good faith by Seller to be the computation of the Purchase Price ("Preliminary Amount"). Seller shall provide Buyer with a Closing Statement reflecting its calculation of the Preliminary Amount at least five (5) business days prior to the Closing. Any disputes concerning the computation of the Preliminary Amount shall be resolved pursuant to the provisions of Section 13.2 hereof.

            12.2.3 Seller and Buyer shall execute, acknowledge and deliver division orders, transfer orders or letters in lieu thereof directing all purchasers of production from the Properties to make payment of proceeds attributable to such production occurring on or after the Effective Date to Buyer.

            12.2.4 As to those Properties operated by Seller, Seller and Buyer shall execute all appropriate state or local forms required to be executed to effect the administrative change of operator of such Properties from Seller to Buyer. Also with respect to any wells for which Seller is designated as the operator under the applicable operating or other similar agreement, Seller shall send letters to all working interest owners advising of Seller's resignation as operator and recommending that Buyer be appointed as successor operator.

            12.2.5 Seller shall deliver to Buyer possession of the Properties at the Closing.

        13.    Post-Closing Adjustments.

          13.1    Final Settlement Statement.    After the Closing Date, Seller shall prepare, in accordance with this Agreement and with generally accepted accounting principles consistently applied, a statement ("Final Settlement Statement"), a copy of which shall be delivered by Seller to Buyer no later than ninety (90) days after the Closing Date, setting forth each adjustment to the Purchase Price necessary to determine the Final Purchase Price and showing the calculation of such adjustments in accordance with Section 3. Buyer shall have forty-five (45) days after receipt of the Final Settlement Statement to review such statement and to provide written notice to Seller of Buyer's objection to any item on the statement. Buyer's notice shall clearly identify the item(s) objected to and the reasons and support for the objection(s). If Buyer does not provide written objection(s) within the 45-day period, the Final Settlement Statement shall be deemed correct and shall not be subject to further adjustment. If Buyer provides written objection(s) within the 45-day period, the Final Settlement Statement shall be deemed correct with respect to the items not objected to. Buyer and Seller shall meet to negotiate and resolve the objections within fifteen (15) days of Buyer's receipt of Seller's objections. If Buyer and Seller agree on all objections the adjusted Final Settlement Statement shall be deemed correct and shall not be subject to further adjustment. Any items not agreed to at the end of the 15-day period may, at either party's request, be resolved by arbitration in accordance with Section 13.2 below.

          13.2    Arbitration.    If Seller and Buyer cannot agree upon the Final Settlement Statement, the parties agree that the dispute shall be submitted to a mutually agreeable third party accountant, which shall act as an arbitrator and decide all points of disagreement with respect to the Final Settlement Statement. The decision of arbitrator on all such points shall be binding upon the parties. The costs and expenses of the arbitrator shall be borne 50% by Seller and 50% by Buyer.

          13.3    Payment of Final Purchase Price.    If the Final Purchase Price is more than the Preliminary Amount, Buyer shall pay such difference to Seller in immediately available funds within five (5) business days after the parties have agreed upon the Final Settlement Statement. If the Final Purchase Price is less than the Preliminary Amount, Seller shall pay such difference to Buyer in immediately available funds within five (5) business days after the parties have agreed upon the Final Settlement Statement.

        14.    Assumption of Certain Obligations.    Except for Seller's Retained Liabilities (as defined in Section 16.1 hereof) at Closing, Buyer shall assume all costs and liabilities and discharge all obligations of Seller (a) under all leases, operating agreements, production sales contracts, farmout agreements and other contracts or agreements respecting the Properties and relating to the ownership or operation of the Properties from and after the Effective Date, (b) all accounts payable and contractual obligations incurred by Seller in accordance with this Agreement with respect to the Properties and attributable to periods on or after the Effective Date, and (c) all obligations to cleanup and restore any property included in or affected by the Properties.

        15.    Limitation and Survival.

          15.1    Limitation of Warranties.    Anything in this Agreement to the contrary notwithstanding, the Properties are being sold by Seller to Buyer without recourse, covenant, or warranty of any kind, express, implied, or statutory, with the sole exception that Seller will warrant title to the Net

  Revenue Interests and Working Interests in the Properties as set forth in Exhibit B, subject to the Permitted Encumbrances, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under each Seller, but not otherwise. WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLER CONVEYS THE PROPERTIES AS-IS, WHERE-IS AND WITH ALL FAULTS AND EXPRESSLY DISCLAIMS AND NEGATES (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS. SELLER ALSO EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACYOF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE PROPERTIES BASED THEREON OR THE CONDITION OR STATE OF REPAIR OF ANY OF THE PROPERTIES; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO THE EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND SELLER ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF OIL, GAS OR OTHER SUBSTANCES FROM THE PROPERTIES, IT BEING UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER.

          15.2    Survival of Representations.    The representations and warranties made by Seller in Sections 4.4 through 4.6, Sections 4.8 through 4.10 and Sections 4.12 through 4.22 shall terminate at Closing. Representations made by Seller in Section 4.1, 4.2, 4.3, 4.7 and 4.11 and by Buyer in Sections 5.1 through 5.5 shall survive Closing.

        16.    Indemnification.    Except as expressly limited elsewhere in this Agreement:

          16.1    Seller's Indemnity.    After Closing Seller shall retain and be fully responsible and shall indemnify, hold harmless and defend Buyer and its employees, officers, directors, attorneys, agents and representatives from and against all loss, liability, and claims (including without limitation, attorneys' fees and expenses, court costs and expert fees and expenses) and causes of action presented or filed within two (2) years after the Effective Date, arising from:

            (a)   personal injury claims and third party property damage claims (other than those arising as a result of Adverse Environmental Conditions or title to the Properties) relating to Seller's period of ownership and operation of the Properties prior to the Effective Date; and

            (b)   personal injury claims and third party property damage claims (other than those arising as a result of Adverse Environmental Conditions or title to the Properties) related to the period between the Effective Date and the Closing Date to the extent attributable to Seller's gross negligence or willful misconduct; and

            (c)   Seller's accounting of, or payment to, royalty owners and working interest owners and providers of goods and services in or with respect to the Leases and Lands comprising a part of the Properties, insofar as such losses relate to or arise out of actions of Seller prior to the Effective Date; provided the indemnity provided in this Section 16.1(c) as it relates to working interest and royalty owners shall relate only to amounts payable based on ownership interests as reflected in Seller's division orders in effect from time to time and shall not include payments which may be due to others not currently reflected in such division orders or for whom Seller does not reflect in such division orders as having an interest in the Properties.

  The matters described in this Section 16.1 and in Section 19.9.1 being hereafter referred to as "Seller's Retained Liabilities."

          16.2    Buyer's Indemnity.    Except for Seller's Retained Liabilities described in Section 16.1, above, Buyer shall assume and be fully responsible for the Properties on or after Closing, including all operations, and shall indemnify, hold harmless and defend Seller and its employees, officers, directors, attorneys, agents and representatives from and against all loss, liability, claims, fines, expenses, costs (including without limitation attorneys' fees and expenses, court costs and expert fees and expenses) and causes of action whenever arising with respect thereto, whether before or after the Effective Date, including, but not limited to accidents or injuries associated with the wells, the casing, and all other leasehold equipment in and on the wells, gathering lines, pipelines, tanks and all other personal property and fixtures used on or in connection with the Properties.

        17.    Risk of Loss.    If, after the date hereof and prior to the Closing any part of the Properties shall be destroyed or harmed by fire or any other casualty or cause or shall be taken by condemnation or the exercise of eminent domain, Buyer shall be entitled to any applicable insurance proceeds or condemnation awards and an adjustment to the Purchase Price based upon the allocated value of the Property destroyed or harmed, to the extent such loss is not covered by insurance or condemnation award; provided, however, if prior to Closing an event occurs, whether fire, other casualties or eminent domain, causing a loss of more than ten percent (10%) of the Purchase Price for which Seller has not agreed to bear responsibility, either party hereto shall have the right to terminate this Agreement without obligation or liability to the other party, except for liabilities assumed by Buyer pursuant to Section 6.2 hereto and except for Seller's obligation to refund to Buyer the Deposit.

        18.    Termination and Remedies.

          18.1    Termination.    If the Closing has not occurred on or prior to March 15, 2005 (or March 31, 2005 if Buyer timely pays to Seller the Additional Deposit), and Seller has fully complied and performed pursuant to the provisions of this agreement and is prepared to close, and Buyer has failed to fully and timely comply with Buyer's obligations as set forth herein or as required by applicable law, Seller may terminate this Agreement and retain the Initial Deposit, Subsequent Deposit and Additional Deposit (if one is made) as liquidated damages in which case it shall give written notice of the termination to Buyer.

          18.2    Sole Remedy of Buyer Prior to Closing.    If any time at or prior to Closing

            (a)   it is discovered that any of the representations and warranties made herein by Seller are incorrect in any material respect,

            (b)   Seller fails to fully and timely comply with any of Seller's obligations as set forth herein or as required by applicable law, or

            (c)   the Closing has not occurred on or prior to March 15, 2005 (or March 31, 2005 if Buyer timely pays to Seller the Additional Deposit), and Buyer has complied and performed in all material respects pursuant to the provisions of this Agreement and is prepared to close (except where Buyer is excused from being prepared to close as result of the of failure of any of the conditions precedent set out in Section 9 hereof), then Buyer's sole and exclusive remedy against Seller shall be to terminate this Agreement, and within five (5) business days after Seller receives written notice of such election by Buyer, Seller shall return the Initial Deposit, the Subsequent Deposit and the Additional Deposit (if made) to Buyer (unless an alternative remedy shall be mutually agreed upon between Buyer and Seller); provided, however, if such a breach consists of Seller intentionally refusing to comply with this Agreement or to execute and deliver the documents referred to in Section 12.2, Buyer may bring suit for damages or seek injunctive relief requiring Seller to execute and deliver such documents in accordance with the terms of this Agreement.

        19.    Environmental Matters

          19.1    Presence of Wastes, NORM, Hazardous Substances, and Asbestos.    Buyer acknowledges that the Properties have been used to explore for, develop and produce oil and gas, and that spills of wastes, crude oil, produced water, hazardous substances, and other materials may have occurred hereon. Additionally, the Properties, including production equipment, may contain asbestos, hazardous substances, or Naturally Occurring Radioactive Material ("NORM"). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms, and NORM-containing material may have been buried or otherwise disposed of on the Properties. Special procedures may be required for remediation, removing, transporting, and disposing of asbestos, NORM, hazardous substances, and other materials from the Property, and with respect to the Properties actually acquired by Buyer at Closing hereunder, Buyer assumes all liability for the assessment, remediation, removal, transportation, and disposal of these materials and associated activities in accordance with the applicable rules, regulations, and requirements of governmental agencies, unless otherwise provided in this Section 19.

          19.2    Adverse Environmental Condition.    "Adverse Environmental Condition" means (a) any contamination or condition exceeding regulatory limits (now or in the future) and not otherwise permanently authorized by permit or law, resulting from any discharge, release, production, storage, treatment, seepage, escape, leakage, emission, emptying, leaching or any other activities on, in or from any Property, or the migration or transportation from other lands to any Property, prior to the Effective Date, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances subject to regulation relating to the protection of the environment under current or future federal, state or local laws or statutes, including, but not limited to, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the national Environmental Policy Act, the endangered species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act, and the Oil Pollution Act of 1990, as such laws may be amended from time to time and all regulations, orders, rulings, directives, requirements and ordinances promulgated thereunder (collectively, "Environmental Laws"), and (b) any such contamination or condition temporarily authorized by permit, fee agreement or other arrangement.

          19.3    Environmental Assessment.    Prior to Closing, Buyer shall have the opportunity to conduct at its sole risk and expense an environmental assessment of the Properties. Seller will provide reasonable access for this purpose to Properties operated by Seller; for any Property not operated by Seller, Seller will reasonably cooperate with Buyer in contacting the operators of any such non-operated Property directly to arrange for access for the purposes of environmental assessment. Buyer or any of its representatives and agents must comply with Seller's environmental and safety rules and policies while performing any environmental assessment on Seller-operated Properties. Buyer agrees it will not disclose any information obtained in its environmental assessment to third parties unless agreed to in writing by Seller or unless such disclosure is expressly required by applicable law or regulation or is completed pursuant to legal process of any court or governmental authority. Buyer will notify Seller in advance of any such disclosure and will furnish Seller copies of all materials to be disclosed prior to any disclosure thereof to third parties. As soon as possible after Buyer's receipt thereof, Buyer shall forward to Seller copies of all reports, data, analysis, test results, remediation costs estimates, and recommended remediation procedure or other information concerning or derived from Buyer's environmental assessment.

          19.4    Notice of Adverse Environment Conditions.    Buyer shall notify Seller in writing of any claimed Adverse Environmental Condition no later than March 10, 2005 ("Environmental Defects

  Notice"). The Environmental Defects Notice shall (a) set forth in reasonable detail the Well, PUD and/or Lease or Easement with respect to which a claimed Adverse Environmental Condition is made, (b) the nature of such claimed Adverse Environmental Condition, and (c) Buyer's proposed calculation of the cost to remediate each claimed Adverse Environmental Condition ("Remediation Value"). Buyer shall absolutely and forever waive its right to assert any claim or liability against Seller arising out of or in any way related to any Adverse Environmental Condition not set forth in the Environmental Defects Notice.

          19.5    Determination of Adverse Environmental Conditions and Remediation Values.    Within three (3) business days after Seller's receipt of the Environmental Defects Notice, Seller shall notify Buyer whether Seller agrees with Buyer's claimed Adverse Environmental Conditions and/or the Remediation Value ("Seller's Environmental Response"). If Seller does not agree with the claimed Adverse Environmental Condition and/or the Remediation Value, then the parties shall enter into good faith negotiations and shall attempt to agree on such matters. If the parties cannot reach agreement concerning either the existence of an Adverse Environmental Condition or the Remediation Value prior to Closing, upon either party's request, the dispute shall be submitted to a mutually acceptable environmental consultant who is experienced in environmental matters in the state in which the Property affected by the claimed Adverse Environmental Condition is located to resolve all points of disagreement with respect to such matters. If at any time any consultant so chosen fails or refuses to perform hereunder, a new consultant shall be chosen by the parties. The cost of any such consultant shall be borne 50% by Seller and 50% by Buyer. Each party shall present a written statement of its position on the Adverse Environmental Condition and/or the Remediation Value in question to the consultant within five (5) business days after the consultant is selected, and the consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) business days of receipt of such position statements. The determination by the consultant shall be conclusive and binding on the parties, and shall be enforceable against any party in any court of competent jurisdiction. If necessary, the Closing Date shall be deferred only as to those Properties affected by any unresolved disputes regarding the existence of an Adverse Environmental Condition and/or the Remediation Value until the consultant has made a determination of the disputed issued with respect thereto and all subsequent dates and required activities with respect to any such Properties having reference to the Closing Date shall be correspondingly deferred; provided, however, that unless Seller and Buyer mutually agree to the contrary, the Closing Date shall not be deferred in any event for more than thirty (30) days beyond the original Closing Date. All Properties as to which no such dispute(s) exist shall be conveyed to Buyer subject to the terms of this Agreement at Closing. Once the consultant's determination has been expressed to both parties, Buyer shall have five (5) business days in which to advise Seller in writing which of the options available to Buyer under section 19.7 below Buyer elects regarding each of the Properties as to which the consultant has made a determination that an Adverse Environmental Condition exists.

          19.6    Remediation of Adverse Environmental Conditions.    As to any Adverse Environmental Condition accepted by Seller or determined to be an Adverse Environmental Condition, Seller shall have the election to remediate such Adverse Environmental Condition at Seller's sole cost in accordance with applicable Environmental Laws, and there shall be no adjustment to the Purchase Price in respect of such Adverse Environmental Condition and the provisions of Section 19.9 below shall thereafter apply in all respects. If Seller elects to remediate an Adverse Environmental Condition, Seller will be obligated to diligently pursue and complete such remediation and will exercise all reasonable efforts and diligence to complete remediation within six (6) months of the Closing Date, but any failure to complete its efforts by such time shall not relieve Seller of its duty to satisfy its obligation hereunder. Buyer shall allow Seller and its agents and representatives such access to the Properties as is reasonably necessary for performance of remediation work. Seller will conduct such work so as not to unreasonably interfere with Buyer's operations.

          19.7    Remedies for Adverse Environmental Conditions Not Remediated.    As to any Adverse Environmental Condition accepted by Seller or determined to be an Adverse Environmental Condition which Seller does not elect to or fails to remediate, Buyer shall have the option to either:

            19.7.1 reduce the Purchase Price by the applicable Remediation Value of the Unit and/or Well or PUD affected by such Adverse Environmental Condition; provided that the Purchase Price shall not be reduced by an amount which exceeds the value allocated to the affected Property as set forth in Exhibit B, in which event Seller shall have no other or further obligation or liability in respect of such Adverse Environmental Condition and the provisions of Section 19.9 below shall thereafter apply in all respects; provided, however, no downward adjustment of the Purchase Price on account of Adverse Environmental Conditions shall occur unless the aggregate sum of all Remediation Values exceeds $450,000 ("Environmental Basket Value"), and the amount of downward adjustment shall be the aggregate sum of all Remediation Values counted from the first dollar; or

            19.7.2 delete from this Agreement the Property which contains the Adverse Environmental Condition in which event the Purchase Price shall be reduced by the value allocated to the affected Property as set forth in Exhibit "B".

          19.8    Termination as a Remedy.    In the event the aggregate sum of the Remediation Values, as estimated in good faith by Buyer, exceeds ten percent (10%) of the Purchase Price, either Buyer or Seller may elect to terminate this Agreement, in which case neither party shall have any further liability or obligation to the other hereunder except as to (i) the return of the Deposit to Buyer and (ii) all obligations imposed by any confidentiality agreement, which shall survive such termination and be enforceable in accordance with the terms thereof.

          19.9    Indemnification of Adverse Environmental Conditions.

            19.9.1 Seller shall forever indemnify and hold Buyer harmless from all liability damages, claims, costs, legal fees and causes of action caused by, relating to or arising out of any lawsuit, regulatory or administrative action whose basis is the violation of any governmental law or regulation applicable to hazardous wastes, which were intentionally removed from the Properties and deposited elsewhere during Seller's period of ownership of the Properties and prior to the date of Closing.

            19.9.2 Except for the costs associated with Seller's remediation of any Adverse Environmental Conditions pursuant to Section 19.6 and Seller's indemnity in Section 19.9.1, above, Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims, demands, cause of action, liabilities and obligations, and all costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) associated with all Adverse Environmental Conditions, including without limitation, any such conditions arising out of or relating to any discharge, release, production, storage, treatment or any activities on or in the Properties, or the migration or transportation from any other lands to the Properties (specifically excluding transportation and disposal from the Properties to offsite locations prior to Closing), whether before or after the Effective Date, of materials or substances that are at present, or become in the future, subject to regulation under federal, state or local laws or regulations, whether such laws or regulations now exist or are hereafter enacted INCLUDING, WITHOUT LIMITATION, ANY CLAIMS, DEMANDS, CAUSES OF ACTION, LIABILITIES, OR OBLIGATIONS ARISING IN WHOLE OR IN PART FROM THE SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF SELLER. BUYER HEREBY RELEASES SELLER FROM AND AGAINST ANY AND ALL CLAIMS FOR CONTRIBUTION UNDER CERCLA AND/OR ANY OTHER PRESENT OR FUTURE ENVIRONMENTAL LAW OR REGULATION.

        20.    Further Assurances.    After the Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto. Seller shall use its best efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement that are customarily obtained after Closing.

        21.    Access to Records by Seller.    Within five (5) days after Closing, Seller shall deliver to Buyer, at Seller's address, or at such other place as any of same may be kept, the originals of all Records and Data, except that Seller may retain (a) the originals of all Data which are related to properties other than the Properties being sold herein, in which case Seller shall deliver duplicate copies of any such retained originals to Buyer, and (b) the originals of all accounting Data, in which case Seller shall deliver duplicate copies of any such retained originals which relate to the Properties to Buyer. For a period of four (4) years after the date of Closing, Buyer will retain the Data delivered to it pursuant hereto and will make such Data available to Seller upon reasonable notice at Buyer's headquarters at reasonable times and during office hours. Buyer shall notify Seller in writing within thirty (30) days of the sale to a third party of all or any part of the Properties which involves the transfer of any of the Data of the name and address of the buyer(s) in any such sale. Buyer shall require as part of any such sales transaction that such third party assume the obligations imposed on Buyer in this Section 21. Notwithstanding anything to the contrary contained herein, for a period of three (3) years after Closing, Seller shall make available to Buyer, at Buyer's sole cost and expense, and during normal business hours, such records and. accounting data relating to the Properties as will allow Buyer to conduct an audit for three prior years for the purpose of the registration of a public offering of its stock with the SEC or otherwise.

        22.    Use of BMC, Ltd. Name.    Buyer agrees that, as soon as practicable after the Closing, it will remove or cause to be removed the names and marks "BMC, Ltd." and all variations and derivatives thereof and logos relating thereto from the Properties of which it has assumed operations and will not thereafter make any use whatsoever of such names, marks, and logos.

        23.    Seller's Employees.    Seller shall encourage its current field employees to consider employment with Buyer. Buyer shall be permitted to contact such employees and offer employment to such employees.

        24.    Notices.    All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by certified mail, postage prepaid and return receipt requested or by telecopier as follows:

Seller:	BMC, Ltd. 5464 Carpinteria Avenue Carpinteria, CA 93013-1423
	Attention:	General Counsel
	Telephone:	(805) 745-2100
	Telecopier:	(805) 745-1846

Buyer:	BlackWell Energy Group, LLC 9400 North Central Expressway, Suite 520 Dallas, Texas 75231
	Attention:	Joe Ciavarra
	Telephone:	(214) 346-0222
	Telecopier:	(214) 346-0228

or to such other place within the United State of America as either Party may designate as to itself by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notices given by telecopier shall be effective upon actual receipt if received during recipient's normal business hours or at the beginning of the next business day after receipt if received after the recipient's normal business hours. All notices by telecopier shall be confirmed in writing on the day of transmission by either mailing by postage prepaid certified mail with return receipt requested, or by personal delivery.

        25.    Arbitration.    Except as elsewhere provided in this Agreement, any controversy, dispute or claim between the parties hereto arising under this Agreement shall be determined by binding arbitration, the conduct of which shall be governed by the Commercial Arbitration Rules of the American Arbitration Association.

          25.1    Determination.    The arbitrators selected to act hereunder under the Commercial Arbitration Rules of the American Arbitration Association shall be qualified by education and experience to pass on the particular question in dispute. The arbitrators shall promptly hear and determine (after due notice of hearing and giving the parties a reasonable opportunity to be heard) the questions submitted, and shall render their decision within sixty (60) days after appointment of the third arbitrator. The arbitration shall be held in Denver, Colorado. If within such period a decision is not rendered by the board, or majority thereof, new arbitrators may be named and shall act hereunder at the election of either Buyer or Seller in like manner as if none had been previously named.

          25.2    Decision Binding.    The decision of the arbitrators, or the majority thereof, made in writing shall be final and binding upon the parties hereto as to the questions submitted, and Buyer and Seller will abide by and comply with such decision. The expenses of arbitration, including reasonable compensation to the arbitrators, shall be borne equally by the parties hereto.

        26.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

        27.    Assignment.    This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Notwithstanding the preceding sentence, neither party shall assign this Agreement or its rights hereunder without the other party's written consent, which shall not be unreasonably withheld. Additionally, notwithstanding the foregoing, Buyer may transfer its rights under this Agreement to a partnership or other entity in which Buyer is the general partner or managing member.

        28.    Entire Agreement; Amendments; Waivers.    This Agreement constitutes, the entire Agreement between the Parties hereto with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the Party to be charged with such amendment or waiver. No waiver of any of the provisions of the Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        29.    Severability.    If a court of competent jurisdiction determines that any clause or provision of this Agreement is void, illegal, or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal, or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

        30.    Press Releases.    Seller and Buyer shall consult with each other prior to the issuance of any press releases or other public announcements concerning this transaction.

        31.    Headings.    The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

        32.    Counterparts.    This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

        33.    Expenses, Fees and Taxes.    Each of the parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including broker fees. Buyer shall be responsible for the cost of all fees for the recording of transfer documents. All other costs shall be borne by the party incurring them. Notwithstanding anything to the contrary herein, it is acknowledged and agreed by and between Seller and Buyer that the Purchase Price excludes any sales taxes or other taxes in connection with the sale of property pursuant to this Agreement. If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall be liable for such tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on any transfer of property pursuant to this Agreement. Buyer shall indemnify and hold Seller harmless with respect to the payment of any of such taxes, including any interest or penalties assessed thereon. The indemnity and hold harmless obligation contained in the preceding sentence shall survive the Closing.

        34.    Attorneys Fees/Expert Witness Fees.    In the event that any party hereto makes or institutes a claim, demand, action, litigation, arbitration or other proceeding relating to or arising out of matters or relationships set forth in or contemplated by this Agreement, (any such occurrence being referred to as a "Dispute), then the prevailing party in such Dispute shall be entitled to recover from the other party hereto all reasonable attorney's fees and other costs and expenses reasonably incurred by the prevailing party during the course of the Dispute. A party hereunder shall be deemed to be a prevailing party once a favorable finding, ruling, order, judgment, decisions or other such action is taken or entered in favor of one party on the merits of the Dispute and which becomes unappealable. Without limiting any other rights of the prevailing party hereunder, in the event that in connection with a Dispute, the defending party makes a settlement offer which is, in all material respects equal to or more valuable or favorable than the terms upon which any such Dispute is ultimately decided, resolved, or settled, then the defending party shall be deemed to be a prevailing party under this Section with respect to all of its reasonable attorney's fees, costs and expenses which it incurs after it makes such offer in writing to the other party hereto.

        35.    Laws and Regulations.    From and after the Closing, (a) Buyer shall comply with all applicable laws, ordinances, rules and regulations and shall properly obtain and maintain all permits required by public authorities with regard to the Properties, and shall provide and maintain with the applicable regulatory agency(ies) all required bonds, and (b) Buyer shall assume all of Seller's obligations with regard to abandonment of all existing unplugged wells, whether producing or nonproducing, and abandonment of the leasehold property including, where applicable, the plugging of wells and the restoration of the surface as completely as practicable and/or in compliance with all applicable laws, rules, regulations and in compliance with all leases and other agreements affecting the Properties, and shall indemnify and hold Seller harmless with respect to any and all of those obligations. Such obligations shall survive the Closing and Buyer shall remain liable therefor as regards Seller even if Buyer shall assign, sell or transfer the Properties to a third party.

        36.    Tax-Deferred Exchange Option.    Seller shall have the right to elect to effect a tax-deferred exchange under Internal Revenue Code Section 1031 (a "Tax Deferred Exchange") for -the Properties at any time prior to the Closing Date. If Seller elects to effect a Tax-Deferred Exchange, Buyer agrees to execute escrow instructions, documents, agreements, or instruments to effect the exchange, provided that Buyer shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange. Seller may assign any of its rights and delegate performance of any of their duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided that Seller shall remain responsible to Buyer for the full and prompt performance of their respective delegated duties. Seller shall indemnify and hold Buyer and its Affiliates harmless from and against all claims, expenses (including reasonable attorneys' fees), loss and liability resulting from its participation in any exchange undertaken pursuant to this Section 36 pursuant to the request of Seller.

        37.    Exhibits and Schedules.    The following enumerated Exhibits are incorporated herein and are a part hereof.

Exhibit "A"	Units and Leases
Exhibit "B"	Working Interests, Net Revenue Interests and Allocated Values
Exhibit "C"	Assignment and Bill of Sale
Exhibit "D"	Consents, Preferential Rights
Schedule 4.4	Material Contracts
Schedule 4.18	Outstanding Obligations
Schedule 6.1.6	Insurance

[Remainder of page intentionally left blank]

Executed as of the date set forth above.

SELLER:

BMC, Ltd.

	By:	Venoco, Inc. it's General Partner

	By:	/s/ TIMOTHY M. MARQUEZ Timothy M. Marquez Chief Executive Officer

BUYER:

BlackWell Energy Group, LLC

By:	/s/ J. JOSEPH CIAVACCA
Name:	J. Joseph Ciavacca
Title:	President and Chief Executive Officer

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PURCHASE AND SALE AGREEMENT